Exhibit 99.1

CONTACT:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com
WEBSITE:	www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Announces Reduction Of Institutional Convertible Debt

RENO, Nev. (Oct. 26, 2020) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), a premium marijuana brand and retail development company, today announced that it has reduced its institutional convertible debt by more than 80% over the past 12 months. Most recently, DPWW has prepaid an outstanding convertible note held by JSJ Investments. Read the 8-K filing at https://www.diego-pellicer.com/investor-relations/ and click on the Oct. 26, 2020, filing.

“We continue to look for ways to effectively use Diego Pellicer Worldwide capital and improve our balance sheet – in this case, prepayment of a convertible note,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc. “As a result of these ongoing efforts, Diego Pellicer Worldwide has less debt on its books and can build upon the company’s business model, while limiting additional DPWW shares from entering the market.”

DPWW paid to JSJ Investments an aggregate $67,749.80, comprised of $42,078.41 of the outstanding principal, $6,736.11 of accrued interest (12%) and a reduced prepayment penalty of $18,935.28. The payment satisfied the convertible note held by JSJ Investments in the original principal amount of $103,000, dated March 23, 2020.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is a premium marijuana brand, retail and management company. In addition to its branded locations in Colorado, the company actively seeks to acquire and manage high-end, turnkey cannabis retail stores, cultivation and manufacturing facilities. DPWW is executing on its long-term vision to become a national, vertically integrated cannabis company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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